EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED MEDICAL OPTICS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

ADVANCED MEDICAL OPTICS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Section 1 of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“FOURTH:

1. The Corporation is authorized to issue a total of Two Hundred Forty-Five Million (245,000,000) shares of stock (the “Capital Stock”) consisting of two classes of shares designated as “Common Stock” and “Preferred Stock,” respectively. The number of shares of Common Stock authorized to be issued is Two Hundred Forty Million (240,000,000), par value $0.01 per share and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $0.01 per share.”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Advanced Medical Optics, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 26TH day of May, 2005.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ AIMEE S. WEISNER
Name:	Aimee S. Weisner
Title:	Corporate Vice President,
General Counsel and Secretary